INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement No. 333-65290 of Covanta Energy Corporation (formerly Ogden Corporation) (the "Company"), on Form S-3 of our report dated March 27, 2001 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting for the costs of start-up activities in 1999) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



DELOITTE & TOUCHE LLP
Parsippany, NJ


November 21, 2001